State of Delaware
Secretary of State
Division of Corporations
Delivered 06:54 PM 11/18/2005
FILED 06:40 PM 11/18/2005 SRV 050944875 — 4029582 FILE
CERTIFICATE OF FORMATION
OF
COMPASS GROUP DIVERSIFIED HOLDINGS LLC
     The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provision and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:
     FIRST: The name of the limited liability company is Compass Group Diversified Holdings LLC (the “Company”).
     SECOND: The address of the registered office and the name and the address of the registered agent of the Company requited to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are: Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware. The name of the registered agent at such address is Corporation Service Company.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 18th day of November 2005.

/s/ I. Joseph Massoud

I. Joseph Massoud
Authorized Person